Exhibit 10.11

[GRAPHIC APPEARS HERE]

101 East 52nd Street – 6th Floor • New York, NY 10022 • Phone: 212.759.4433 • Fax: 212.759.5532

December 1, 2003

Philip A. Marineau

President and Chief Executive Officer

Levi Strauss & Co.

1155 Battery Street

San Francisco, CA 94111

Dear Mr. Marineau:

This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal, Inc. (“A&M”) and Levi Strauss & Co. (the “Company”), including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below and receipt of the retainer described below, this letter shall constitute an agreement between the Company and A&M.

1.	Description of Services

A&M shall provide the services described below. A&M shall report directly to the Chief Executive Officer of the Company (the “CEO”) and the Board of Directors of the Company (the “Board”). The services to be provided by A&M are:

a.	Officers and Additional Personnel. In connection with this engagement, A&M shall make available to the Company:

(i)	Antonio Alvarez to serve as Senior Advisor of the Company (the “SA”) and shall be an executive officer of the Company);

(ii)	James P. Fogarty to serve as the Chief Financial Officer of the Company (the “CFO”); and

(iii)	Upon the mutual agreement of A&M and the Company, such additional personnel as are necessary to assist in the performance of the duties set forth in clause 1.b below (the “Additional Personnel”). The SA, CFO and the Additional Personnel shall perform services for the Company according to the terms of paragraph 1(d) below. During the first ninety to one-hundred-twenty days (the “Phase One Review”), approximately four to six Additional Personnel shall be utilized. After the Phase One Review, and to the extent appropriate and feasible given the

Atlanta • Chicago • Dallas • Houston • Los Angeles • New York • Phoenix • San Francisco • London • Paris • Hong Kong

www.alvarezandmarsal.com

Philip A. Marineau

December 1, 2003

nature of the engagement plan going forward, the same individuals who serve as Additional Personnel, and such other personnel as shall be mutually agreed, shall provide services to the Company.

b.	Duties of A&M.

The following services shall be performed and completed during the Phase One Review:

(i)	The SA, the CFO, and the Additional Personnel, in cooperation with the CEO, shall perform a comprehensive study and analysis of the business, operations, capital structure, financial condition, projections (including cash flow and liquidity), and short and long-term prospects of the Company;

(ii)	The SA, the CFO, and the Additional Personnel shall assist the CEO in the identification of opportunities in the following areas: cost reductions, operational improvements, working capital improvements, revenue improvements and management personnel upgrades. We expect that during the Phase One Review, A&M shall both identify opportunities for the Company and assist the Company in executing such opportunities, as agreed with the CEO and, as appropriate, the Board.

(iii)	The SA, the CFO, and the Additional Personnel shall assist the CEO in developing for the Board’s review possible restructuring plans or strategic alternatives for maximizing the enterprise value of the Company, including maximizing the value of the Company’s various business lines; and

(iv)	The SA, the CFO and the Additional Personnel shall perform such other services as reasonably requested or directed by the Board and CEO relating to the services described herein or as agreed to by A&M.

The Phase One Review shall be completed within ninety to one-hundred-twenty days from the date hereof. A comprehensive presentation of findings shall be made to the Board at such time.

c.	Additional Duties of CFO.

The CFO shall perform such duties and responsibilities as is customary of a chief financial officer of a company of similar size and operations, including: (i) participation in the Company’s Worldwide Leadership Team; (ii) responsibility for the Company’s regional business unit finance, controllers, tax and treasury functions; (iii) appropriate interaction with the internal audit function; and (iv) appropriate actions relating to filings and documents as required by applicable federal and state securities laws

Alvarez & Marsal • 101 East 52nd Street – 6th Floor • New York, NY 10022 • Phone: 212.759.4433 • Fax: 212.759.5532

www.alvarezandmarsal.com

Philip A. Marineau

December 1, 2003

and under the Company’s credit agreements, bond indentures and other financing documents.

d.	Employment by A&M.

(i)	The SA, the CFO, and the Additional Personnel shall continue to be employed by A&M. With respect to the Company, however, the SA, the CFO, and any Additional Personnel shall operate under the direction of the CEO and the Board. The SA shall be substantially full time during the Phase One Review portion of this Agreement, except for A&M firm matters; thereafter, the Company and A&M shall mutually agree on his time commitment. The CFO shall be full time during the term of this Agreement.

(ii)	The Company, the SA, the CFO, the Additional Personnel and A&M are and shall remain independent contracting parties; the arrangements contemplated by this Agreement do not create a partnership, joint venture, employment, fiduciary or similar relationship for any purpose. Each of the Company, the SA, the CFO, the Additional Personnel and A&M shall be solely responsible for the payment of all wages, and federal, state and local payroll, social security, unemployment, insurance and similar taxes for all of its employees. None of the SA, CFO, the Additional Personnel or A&M shall be entitled to receive any compensation or benefits from the Company or to participate in any Company compensation, benefits, incentive, insurance or other plan or program, other than as specifically set forth herein.

(iii)	The SA, the CFO and the Additional Personnel shall comply with the Company’s Worldwide Code of Business Conduct and other workplace standards requirements and standards as such code of conduct and standards are supplied by the Company to the SA, the CFO and the Additional Personnel in writing.

e.

Projections; Reliance; Limitation of Duties. You understand that the services to be rendered by the SA, the CFO, and the Additional Personnel may include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections and other forward-looking statements. In addition, the SA, CFO, and the Additional Personnel shall be relying on information provided by other members of the Company’s management in the preparation of those projections and other forward-looking statements; provided, however, that if the SA, CFO or the Additional Personnel become aware of any material misstatements in such information, such individual shall promptly inform the Board and the CEO. Neither the SA, the CFO, the Additional Personnel nor A&M makes any representation or guarantee that an appropriate restructuring proposal or strategic alternative can be formulated for the Company, that any restructuring proposal or strategic alternative presented to the Board will

Alvarez & Marsal • 101 East 52nd Street – 6th Floor • New York, NY 10022 • Phone: 212.759.4433 • Fax: 212.759.5532

www.alvarezandmarsal.com

Philip A. Marineau

December 1, 2003

be more successful than all other possible restructuring proposals or strategic alternatives, that restructuring is the best course of action for the Company or, if formulated, that any proposed restructuring plan or strategic alternative will be accepted by any of the Company’s creditors, shareholders and other constituents. Further, neither the SA, the CFO, the Additional Personnel, nor A&M assumes responsibility for the selection of any restructuring proposal or strategic alternative that any such person assists in formulating and presenting to the Board; provided, however, that the SA, the CFO and the Additional Personnel shall advise the Board and the CEO of A&M’s recommendations and professional judgments regarding such proposals, and the SA, the CFO and the Additional Personnel shall be responsible for implementation only of the proposal or alternative approved by the Board and only to the extent and in the manner authorized and directed by the Board.

2.	Compensation

a.	A&M shall be paid by the Company for its services at current hourly billing rates. The hourly billing rate for the SA is $650, and the hourly billing rate for the CFO is $525. The current hourly billing rates for the Additional Personnel, based on the position held by such A&M personnel in A&M, are:

i.	Managing Director	$475 - $650
ii.	Director	$375 - $450
iii.	Associate	$275 - $350
iv.	Analyst	$200 - $250

Such rates shall not increase during the first twelve months of this Agreement, and thereafter shall be subject to adjustment annually at such time as A&M adjusts its rates generally.

b.	Reimbursement of Expenses.

(i)	In addition, A&M shall be reimbursed by the Company for the reasonable out-of-pocket expenses of the SA, the CFO and the Additional Personnel relating to this assignment, such as travel, lodging, duplications, computer research, messenger and telephone charges. Out-of-pocket expenses for the CFO shall include temporary residence for Mr. Fogarty and his family in San Francisco which expenses shall be in accordance with the Company’s policies for a temporary residence for a senior level executive. In addition, A&M shall be reimbursed by the Company for the reasonable fees and expenses of its counsel incurred in connection with the preparation and negotiation of this Agreement (to a maximum of $10,000) and in connection with enforcement of this Agreement. All fees and expenses due to A&M shall be billed on a monthly basis or, at A&M’s reasonable discretion, more frequently.

Alvarez & Marsal • 101 East 52nd Street – 6th Floor • New York, NY 10022 • Phone: 212.759.4433 • Fax: 212.759.5532

www.alvarezandmarsal.com

Philip A. Marineau

December 1, 2003

(ii)	The SA, the CFO and the Additional Personnel shall comply with the Company’s standard travel policies applicable to senior-level personnel as set forth in writing to A&M by the Company. The SA, the CFO and the Additional Personnel shall provide such reasonable supporting documentation with respect to the out-of-pocket expenses as requested by the Company.

c.	The Company shall promptly remit to A&M a retainer in the amount of $500,000, which shall be credited against any amounts due at the termination of this engagement or returned upon the satisfaction of all obligations hereunder.

3.	Term

a.	The engagement shall commence as of the effective date hereof and continue for a period of eighteen months; provided however, that the engagement may be terminated by either the Company without cause by giving thirty days written notice to A&M, or by A&M by giving thirty days written notice to the Company; provided, however, that if the Company terminates this Agreement for Cause (as defined below), or if A&M terminates this Agreement for Good Reason (as defined below), then any such termination shall be effective immediately upon receipt of a written notice to that effect given by the terminating party to the other party. In the event of any such termination, any fees and expenses due and owing to A&M shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination).

For purposes of this Agreement:

“Cause” shall mean if (i) the SA or the CFO is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; or (ii) the SA, or the CFO willfully disobeys a lawful direction of the Board; and

“Good Reason” shall mean the direction by the CEO or Board to perform or not perform some act the performance or non-performance of which would result in the violation of applicable law or a filing of a petition under Chapter 11 of the United States Bankruptcy Code in respect of the Company unless within 45 days thereafter (or, if sooner, prior to the date on which a plan of reorganization is confirmed or the case is converted to one under Chapter 7), the Company has obtained judicial authorization to continue the engagement on the terms herein pursuant to an order which has become a final, nonappealable order.

Alvarez & Marsal • 101 East 52nd Street – 6th Floor • New York, NY 10022 • Phone: 212.759.4433 • Fax: 212.759.5532

www.alvarezandmarsal.com

Philip A. Marineau

December 1, 2003

b.	Upon the completion of the Phase One Review, the Company and A&M shall review the results of the Phase One Review and shall negotiate such modifications to this Agreement, including an incentive or other fee tied to value creation and the terms on which such fee shall be measured and paid, as are mutually acceptable to the Company and A&M.

4.	No Audit, Duty to Update.

It is understood that the SA, the CFO, the Additional Personnel and A&M are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body. They are entitled to rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Company. The SA, the CFO, the Additional Personnel and A&M are under no obligation to update the data submitted to them or review any other areas unless specifically requested by the Board to do so; provided, however, that if the SA, CFO or the Additional Personnel become aware of any material misstatements in the information, such individual shall promptly inform the Board and the CEO.

5.	No Third Party Beneficiary.

The Company acknowledges that all advice (written or oral) given by A&M, the SA, the CFO or the Additional Personnel to the Company in connection with this engagement is intended solely for the benefit and use of the Company. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than relating to: (a) performing and completing the tasks set forth in clauses 1(b) and 1(c) above; (b) advising the Board and the CEO, (c) implementing and accomplishing the operational and/or financial restructuring of the Company and (d) as otherwise required by applicable law or by any contract or agreement to which the Company is a party including loan agreements and trust indentures.

6.	Conflicts.

A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware. The Company confirms that A&M has disclosed to LS&CO., and that LS&CO. has acknowledged and accepted, that A&M has or has had relationships with Warnaco, Inc., Galey & Lord Inc. and Spiegel Inc./Eddie Bauer. Because A&M is a consulting firm that serves clients on an international basis in numerous cases, both in and out of court, it is possible that A&M may have rendered services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company. In the event you accept the terms of this engagement, A&M shall not represent, and A&M has not represented, the interests of any such entities or people in connection with this matter.

Alvarez & Marsal • 101 East 52nd Street – 6th Floor • New York, NY 10022 • Phone: 212.759.4433 • Fax: 212.759.5532

www.alvarezandmarsal.com

Philip A. Marineau

December 1, 2003

7.	Confidentiality / Non-Solicitation.

a. The SA, the CFO, Additional Personnel and A&M shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except (i) as requested by the Company or its legal counsel or (ii) as required by legal proceedings; provided, however, that if such non-public information is disclosed, A&M shall give the Company at least five business days’ notice prior to such disclosure. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. A&M acknowledges and represents to the Company that it recognizes its obligations under applicable state and federal securities laws, including its obligation not to disclose material, nonpublic information to any person or other party not subject to a written confidentiality agreement with the Company.

b. Except as specifically provided for in this letter, each of the parties hereto agree not to solicit or recruit any employees of the other party effective from the date of this Agreement and continuing for a period of two years subsequent to the termination of this engagement. The parties hereto agree that should the Company extend offers of employment to any A&M employee (other than as specifically provided for in this Agreement), unless prior consent is obtained from A&M, and should such an offer be accepted, A&M shall be entitled to a payment from the Company based upon such individual’s hourly rates multiplied by an assumed annual billing of 2,000 hours as a reasonable estimate of liquidated damages. This payment would be payable at the time of the individual’s acceptance of employment from the Company.

8.	Indemnification.

The Company shall indemnify the SA and the CFO to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the SA or the CFO. The SA and the CFO shall be covered as an officer under the Company’s existing or replacement director and officer liability insurance policy, including tail coverage for a period of not less than two years following the date of the termination of such officer’s services hereunder. The provisions of this section 8 are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the SA’s or the CFO’s rights hereunder; provided, however, that nothing in this paragraph shall require the Company to take any action that is contrary to applicable law. The attached indemnity provisions are incorporated herein and the termination of this Agreement or the engagement shall not affect those provisions, which shall survive termination.

Alvarez & Marsal • 101 East 52nd Street – 6th Floor • New York, NY 10022 • Phone: 212.759.4433 • Fax: 212.759.5532

www.alvarezandmarsal.com

Philip A. Marineau

December 1, 2003

9.	Notices.

Any notices under sections 3 or 8 of this Agreement shall be documented and delivered in writing, by mail, courier delivery, facsimile transmission or e-mail addressed to these addresses:

if to A&M:

               James P. Fogarty

               Managing Director

               Alvarez & Marsal, Inc.

               101 East 52nd Street

               6th Floor

               New York, NY 10022

if to LS&CO.

               Chief Executive Officer

               Levi Strauss & Co.

               1155 Battery Street

               San Francisco, CA 94111

with copy to:

               General Counsel

               Levi Strauss & Co.

               1155 Battery Street

               San Francisco, CA 94111

These addresses may be changed by delivery of a written notice to the other party. Notices given in the manner provided by this section 9 shall be considered “given” two business days after deposit in the mail or the first business day after the date of delivery to a courier or by facsimile transmission or e-mail (receipt in each case confirmed), as the case may be.

10.	Miscellaneous.

This Agreement shall (together with the attached indemnity provisions) be: (a) governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof; and (c) may not be amended or modified except in writing executed by each of the signatories hereto. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the performance or non-performance of the Company or A&M hereunder.

Alvarez & Marsal • 101 East 52nd Street – 6th Floor • New York, NY 10022 • Phone: 212.759.4433 • Fax: 212.759.5532

www.alvarezandmarsal.com

Philip A. Marineau

December 1, 2003

A&M shall not use any Company trademarks or logos in, or identify the Company as a customer in, any marketing, promotional, advertising, investment or other material or websites, without first obtaining the Company’s prior written consent or otherwise in connection with press releases or other public communications made in association with the Company, it being understood that A&M may identify in its own external communication materials, and describe its engagement, to the extent disclosed by the Company in any press release or SEC filings by the Company. A&M and the Company shall cooperate in preparation of a press release relating to their entry into this Agreement.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Alvarez & Marsal, Inc.

By:
James P. Fogarty
Managing Director

Accepted and Agreed:

Levi Strauss & Co

By:
Philip A. Marineau
President and Chief Executive Officer

Alvarez & Marsal • 101 East 52nd Street – 6th Floor • New York, NY 10022 • Phone: 212.759.4433 • Fax: 212.759.5532

www.alvarezandmarsal.com

Philip A. Marineau

December 1, 2003

INDEMNIFICATION AGREEMENT

This indemnity is made part of an agreement, dated December 1, 2003 (which together with any renewals, modifications or extensions thereof, is herein referred to as the “Agreement”) by and between Alvarez & Marsal, Inc. (“A&M”) and Levi Strauss & Co. (the “Company”), for services to be rendered to the Company by A&M.

A. The Company agrees to indemnify and hold harmless each of A&M, its shareholders, employees, agents, representatives and subcontractors (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others (including employees of A&M, based on their then current hourly billing rates) in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties’ acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of A&M, except to the extent for any such liability for losses, claims, damages, liabilities or expenses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct. The Company further agrees that it shall not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding; provided, however, that the Company may settle, compromise or consent to the entry of a judgment in any pending or threatened claim, action proceeding or investigation, without A&M’s consent, if such settlement, compromise or consent does not include any payment by A&M or any admission or statement regarding A&M’s culpability or fault.

B. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties.

C. If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party shall notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. The Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such

Alvarez & Marsal • 101 East 52nd Street – 6th Floor • New York, NY 10022 • Phone: 212.759.4433 • Fax: 212.759.5532

www.alvarezandmarsal.com

Philip A. Marineau

December 1, 2003

Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefore, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. The Company shall be liable for any settlement of any claim against an Indemnified Party made with the Company’s written consent, which consent shall not be unreasonably withheld.

D. In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event shall the Indemnified Parties’ aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

E. In the event the Company and A&M seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which A&M would continue to be engaged by the Company, the Company shall promptly pay expenses reasonably incurred by the Indemnified Parties, including reasonable attorneys’ fees and expenses, in connection with any motion, action or claim made either in support of or in defense of any objections to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action or claim, promptly upon submission of invoices and regardless of whether such retention or authorization is approved by any court; provided, however, that to the extent such fees remain unpaid prior to the filing by the Company of a petition under Chapter 7 or Chapter 11 of the United States Bankruptcy Code, no such payment shall be made if not approved by the court of competent jurisdiction. The Company will also promptly pay the Indemnified Parties for any expenses reasonable incurred by them, including attorneys’ fees and expenses, in seeking payment of all amounts owed it under the

Alvarez & Marsal • 101 East 52nd Street – 6th Floor • New York, NY 10022 • Phone: 212.759.4433 • Fax: 212.759.5532

www.alvarezandmarsal.com

Philip A. Marineau

December 1, 2003

Agreement (or any new engagement agreement) whether through submission of a fee application or in any other manner, without offset, recoupment or counterclaim, whether as a secured claim, an administrative expense claim, an unsecured claim, a prepetition claim or a postpetition claim.

F. Neither termination of the Agreement nor termination of A&M’s engagement nor, to the extent permitted by law, the filing by the Company of a petition under Chapter 7 or Chapter 11 of the United States Bankruptcy Code (nor the conversion of an existing case to one under a different chapter), shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

Levi Strauss & Co.	Alvarez & Marsal, Inc.

By:	By:

Philip A. Marineau President and Chief Executive Officer	James P. Fogarty Managing Director

Alvarez & Marsal • 101 East 52nd Street – 6th Floor • New York, NY 10022 • Phone: 212.759.4433 • Fax: 212.759.5532

www.alvarezandmarsal.com